EMPLOYMENT AGREEMENT

THIS AGREEMENT, (“Agreement”) made and entered into as of this 15th day of May, 2006, by and between The Kansas City Southern Railway Company, a Missouri corporation (“Railway”), and Patrick J. Ottensmeyer, an individual (“Executive”).

WHEREAS, Executive has been offered employment by Railway, and Railway and Executive desire for Railway to employ Executive on the terms and conditions set forth in this Agreement and to provide an incentive to Executive to remain in the employ of Railway hereafter, particularly in the event of any change in control (as herein defined) of Kansas City Southern, a Delaware corporation (“KCS”), or Railway, thereby establishing and preserving continuity of management of Railway.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between Railway and Executive as follows:

1. Employment. Railway hereby employs Executive as its Executive Vice President and Chief Financial Officer, to serve at the pleasure of the Board of Directors of Railway (the “Railway Board”) and to have such duties, powers and responsibilities as may be prescribed or delegated from time to time by the President or other officer to whom Executive reports, subject to the powers vested in the Railway Board and in the stockholders of Railway. Executive shall faithfully perform Executive’s duties under this Agreement to the best of Executive’s ability and Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of Railway and its affiliates. For purposes of this Agreement, an “affiliate” of Railway is KCS and any United States or foreign corporation or partnership or other similar entity with respect to which Railway or KCS owns, directly or indirectly, at least 15% of the voting power of such entity.
2. Compensation. Railway shall pay Executive as compensation for Executive’s services hereunder an annual base salary at the rate approved by the Compensation and Organization Committee of the Board of Directors of KCS (the “KCS Board”). Such rate shall not be reduced except as agreed by the parties hereto or except as part of a general salary reduction program imposed by Railway for non-union employees and applicable to all officers of Railway, not related to a Change of Control.
3. Benefits. During the period of Executive’s employment hereunder, Railway shall provide Executive with coverage under such benefit plans and programs as are made generally available to similarly situated employees of Railway, provided (a) Railway shall have no obligation with respect to any plan or program if Executive is not eligible for coverage thereunder, and (b) Executive acknowledges that any stock or equity participation awards (including by way of example, but not limited to, stock options or restricted stock) are granted in the discretion of the KCS Board or the Compensation and Organization Committee of the KCS Board and that Executive has no right to receive any such stock or equity participation awards or any particular number or level of such stock or equity participation awards, if any. In determining contributions, coverage and benefits under any disability insurance policy and under any cash compensation-based plan provided to Executive pursuant to this Agreement, it shall be assumed that the value of Executive’s annual compensation is 175% of Executive’s annual base salary. Executive acknowledges that all rights and benefits under benefit plans and programs shall be governed by the official text of each plan or program and not by any summary or description thereof or any provision of this Agreement (except to the extent that this Agreement expressly modifies such benefit plans or programs) and that neither Railway nor KCS is under any obligation to continue in effect or to fund any such plan or program, except as provided in Paragraph 7 hereof.
4. Term and Termination. The “Term” of this Agreement shall begin on the date first written above and continue until terminated as provided in (a) through (d) of this Section 4.

(a) Termination by Executive. Executive may terminate this Agreement and Executive’s employment hereunder by providing at least thirty (30) days advance written notice to Railway, except that in the event of any material breach of this Agreement by Railway, Executive may terminate this Agreement and Executive’s employment hereunder immediately upon notice to Railway.

(b) Death or Disability. This Agreement and Executive’s employment hereunder shall terminate automatically on the death or disability of Executive, except to the extent employment is continued under Railway’s disability plan. For purposes of this Agreement, Executive shall be deemed to be disabled if Executive qualifies for disability benefits under Railway’s long-term disability plan.

(c) Termination by Railway For Cause. Railway may terminate this Agreement and Executive’s employment “for cause” immediately upon notice to Executive. For purposes of this Agreement (except for Paragraph 7), termination “for cause” shall mean termination based upon any one or more of the following:

(i) Any material breach of this Agreement by Executive;

(ii) Executive’s dishonesty involving Railway or any affiliate of Railway;

(iii) Gross negligence or willful misconduct in the performance of Executive’s duties as determined in good faith by the Railway Board;

(iv) Executive’s failure to substantially perform Exectuve’s duties and responsibilities hereunder, including without limitation Executive’s willful failure to follow reasonable instructions of the President or other officer to whom Executive reports;

(v) Executive’s breach of an express employment policy of Railway or any affiliate of Railway;

(vi) Executive’s fraud or criminal activity;

(vii) Embezzlement or misappropriation by Executive; or

(viii) Executive’s breach of Executive’s fiduciary duty to Railway or any affiliate of Railway.

(d) Termination by Railway Other Than For Cause.

(i) Railway may terminate this Agreement and Executive’s employment other than for cause immediately upon notice to Executive, and in such event, Railway shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii) below. Executive acknowledges and agrees that such severance benefits constitute the exclusive remedy of Executive upon termination of employment other than for cause. Notwithstanding any other provision of this Agreement, as a condition to receiving such severance benefits, Executive shall execute a full release of claims in favor of Railway and its affiliates in the form attached hereto as Appendix A.

(ii) Unless the provisions of Paragraph 7 of this Agreement are applicable, if Executive’s employment is terminated under Paragraph 4(d)(i), Railway shall: (1) continue, for a period of twelve (12) months following such termination, to pay to Executive as severance pay a monthly amount equal to one-twelfth (1/12th) of the annual base salary referenced in Paragraph 2 above, at the rate in effect immediately prior to termination, and, (2) for a period of fifteen (15) months following such termination, reimburse Executive for the cost of continuing the health insurance coverage provided pursuant to this Agreement or obtaining health insurance coverage comparable to the health insurance provided pursuant to this Agreement, and obtaining coverage comparable to the life insurance provided pursuant to this Agreement, unless Executive is provided comparable health or life insurance coverage in connection with other employment. The foregoing obligations of Railway shall continue until the end of such fifteen (15) month period notwithstanding the death or disability of Executive (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). In the calendar year in which termination of employment occurs, Executive shall be eligible to receive benefits under the Railway Incentive Compensation Plan and any executive incentive compensation plan in which Executive participates (the “Executive Plan”) (provided, however, that such plans then are in existence and Executive was entitled to participate immediately prior to termination) in accordance with the provisions of such plans then applicable, and severance pay received in such year shall be taken into account for the purpose of determining benefits, if any, under the Railway Incentive Compensation Plan but not under the Executive Plan. After the calendar year in which termination occurs, Executive shall not be entitled to accrue or receive benefits under the Railway Incentive Compensation Plan or the Executive Plan with respect to the severance pay provided herein, notwithstanding that benefits under either or both such plans are still generally available to executive employees of Railway. After termination of employment, Executive shall not be entitled to accrue or receive benefits under any other employee benefit plan or program, except that Executive shall be entitled to participate in the KCS 401(k) and Profit Sharing Plan, as amended from time to time, and the KCS Employee Stock Ownership Plan, as amended from time to time, (provided Railway active employees then still participate in such plans) in the year of termination of employment only if Executive meets all requirements of such plans for participation in such year.

5. Confidentiality and Non-Disclosure.

(a) Executive understands and agrees that Executive will be given Confidential Information (as defined below) during Executive’s employment with Railway relating to the business of Railway and its affiliates subject to Executive’s agreement herein. Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use in any way, publish or disclose, any Confidential Information relating in any manner to the business or affairs of Railway or any of its affiliates or customers. Executive further agrees not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Railway or any of its affiliates, and to return, prior to Executive’s termination of employment for any reason, any such information in Executive’s possession. If Executive discovers, or comes into possession of, any such information after Executive’s termination, Executive shall promptly return it to Railway. Executive acknowledges that the provisions of this paragraph are consistent with Railway’s policies and procedures to which Executive, as an employee of Railway, is bound.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Railway or any of its affiliates or customers and (i) is proprietary to, about, or created by Railway or any of its affiliates or customers; (ii) gives Railway or any of its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Railway or any of its affiliates or customers; and (iii) is not typically disclosed by Railway or any of its affiliates or customers, or known by persons who are not employed by Railway or any of its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information pertaining to business operations of Railway or any of its affiliates or customers such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning.

(c) In the event of any breach of this Paragraph 5 by Executive, Railway shall be entitled to terminate any and all remaining severance benefits under Paragraph 4(d)(ii) and shall be entitled to pursue such other legal and equitable remedies as may be available. Executive acknowledges, understands and agrees that Railway and its affiliates will suffer immediate and irreparable harm if Executive fails to comply with any of Executive’s obligations under this Paragraph 5, and that monetary damages alone will be inadequate to compensate Railway or any of its affiliates for such breach. Accordingly, Executive agrees that Railway and its affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Paragraph 5 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

6. Duties Upon Termination; Survival.

(a) Duties. Upon termination of this Agreement by Railway or Executive for any reason, Executive shall immediately sign such written resignations from all positions as an officer, director or member of any committee or board of Railway or of any of its affiliates as may be requested by Railway or such affiliate and shall sign such other documents and papers relating to Executive’s employment, benefits and benefit plans as Railway may reasonably request.

(b) Survival. The provisions of Paragraphs 5, 6(a) and 7 of this Agreement shall survive any termination of this Agreement by Railway or Executive, and the provisions of Paragraph 4(d)(ii) shall survive any termination of this Agreement by Railway under Paragraph 4(d)(i).

7. Continuation of Employment Upon Change in Control.

(a) Continuation of Employment. Subject to the terms and conditions of this Paragraph 7, in the event of a Change in Control (as defined in Paragraph 7(d)) at any time during the term of this Agreement, Executive agrees to remain in the employ of Railway for a period of three years (the “Three Year Period”) from the date of such Change in Control (the “Control Change Date”), and Railway agrees to continue to employ Executive for the Three Year Period. During the Three Year Period, (i) the Executive’s position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 12 month period immediately before the Control Change Date and (ii) the Executive’s services shall be performed at the location where Executive was employed immediately before the Control Change Date or at any other location less than 40 miles from such former location. During the Three Year Period, Railway shall continue to pay to Executive an annual base salary on the same basis and at the same intervals as in effect prior to the Control Change Date at a rate not less than 12 times the highest monthly base salary paid or payable to the Executive by Railway in respect of the 12-month period immediately before the Control Change Date.

(b) Benefits. During the Three-Year Period, Executive shall be entitled to participate, on the basis of the executive position of Executive, in each of the following Railway plans or KCS plans in which active employees of Railway may then participate (together, the “Specified Benefits”) in existence, and in accordance with the terms thereof, at the Control Change Date:

(i) any benefit plan, and trust fund associated therewith, related to: (A) life, health, dental, disability, accidental death and dismemberment insurance or accrued but unpaid vacation time; (B) profit sharing, thrift or deferred savings (including deferred compensation, such as under Section 401(k) plans); (C) retirement or pension benefits; (D) ERISA excess benefits and similar plans and (E) tax favored employee stock ownership (such as under ESOP, and Employee Stock Purchase programs); and

(ii) any other benefit plans hereafter made generally available to executives of Executive’s level or to the employees of Railway generally.

In addition, if not otherwise occurring under applicable award agreements, Railway and KCS shall use their best efforts to cause all outstanding options or other equity awards held by Executive under any stock option or other plan of KCS or Railway or its affiliates to become immediately vested and exercisable on the Control Change Date, and to the extent that such awards are not vested and are subsequently forfeited, the Executive shall receive a lump-sum cash payment within five (5) days after the awards are forfeited equal to, in the case of stock options, the difference between the fair market value of the shares of stock subject to the non-vested, forfeited options determined as of the date such options are forfeited and the exercise price for such options, and, in the case of other equity awards, equal to the amount that would have been includible in the Executive’s gross income on the date of forfeiture if such awards had instead on such date become vested and, if applicable, were then exercised (ignoring, for this purpose, the effect of any election made by the Executive under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”)). During the Three Year Period Executive shall be entitled to participate, on the basis of the executive position of Executive, in any incentive compensation plan of Railway in accordance with the terms thereof at the Control Change Date; provided that if under Railway programs or Executive’s Employment Agreement in existence immediately prior to the Control Change Date, there are written limitations on participation for a designated time period in any incentive compensation plan, such limitations shall continue after the Control Change Date to the extent so provided for prior to the Control Change Date.

If the amount of contributions or benefits with respect to the Specified Benefits or any incentive compensation is determined on a discretionary basis under the terms of the Specified Benefits or any incentive compensation plan immediately prior to the Control Change Date, the amount of such contributions or benefits during the Three-Year Period for each of the Specified Benefits, to the extent permissible by law and the applicable plan document, if any, shall not be less than the average annual contributions or benefits for each Specified Benefit for the three plan years ending prior to the Control Change Date and, in the case of any incentive compensation plan, the amount of the incentive compensation during the Three Year Period shall not be less than 75% of the maximum that could have been paid to the Executive under the terms of the incentive compensation plan.

(c) Payment. With respect to any plan or agreement under which Executive would be entitled at the Control Change Date to receive Specified Benefits or incentive compensation as a general obligation of Railway which has not been separately funded (including specifically, but not limited to, those referred to under Paragraph 7(b)(i)(D) above), Executive shall receive within five (5) days after such date full payment in cash of all amounts to which he is then entitled thereunder.

(d) Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(i) for any reason at any time less than seventy-five percent (75%) of the members of the KCS Board shall be individuals who fall into any of the following categories: (A) individuals who were members of the KCS Board on the date of the Agreement; or (B) individuals whose election, or nomination for election by KCS’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the KCS Board then still in office who were members of the KCS Board on the date of the Agreement; or (C) individuals whose election, or nomination for election, by KCS’s stockholders, was approved by a vote of at least seventy-five percent (75%) of the members of the KCS Board then still in office who were elected in the manner described in (B) above, or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than KCS shall have become after the date of the Agreement, according to a public announcement or filing, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Railway or KCS representing thirty percent (30%) (or, with respect to Paragraph 7(c) hereof, 40%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of Railway’s or KCS’s then outstanding voting securities; or

(iii) the stockholders of Railway or KCS shall have approved a merger, consolidation or dissolution of Railway or KCS or a sale, lease, exchange or disposition of all or substantially all of Railway’s or KCS’s assets, if persons who were the beneficial owners of the combined voting power of Railway’s or KCS’s voting securities immediately before any such merger, consolidation, dissolution, sale, lease, exchange or disposition do not immediately thereafter, beneficially own, directly or indirectly, in substantially the same proportions, more than 60% of the combined voting power of any corporation or other entity resulting from any such transaction.

(e) Termination After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Railway may terminate the employment of Executive (the “Termination”), but unless such Termination is for Cause as defined in subparagraph (g) or for disability, within five (5) days of the Termination Railway shall pay to Executive his full base salary through the Termination, to the extent not theretofore paid, plus a lump sum amount (the “Special Severance Payment”) equal to the product of: (i) 175% of his annual base salary specified in Paragraph 7(a) multiplied by (ii) Three; and Specified Benefits (excluding any incentive compensation) to which Executive was entitled immediately prior to Termination shall continue until the end of the 3-year period (“Benefits Period”) beginning on the date of Termination. If any plan pursuant to which Specified Benefits are provided immediately prior to Termination would not permit continued participation by Executive after Termination, then Railway shall pay to Executive within five (5) days after Termination a lump sum payment equal to the amount of Specified Benefits Executive would have received under such plan if Executive had been fully vested in the average annual contributions or benefits in effect for the three plan years ending prior to the Control Change Date (regardless of any limitations based on the earnings or performance of Railway or any of its affiliates) and a continuing participant in such plan to the end of the Benefits Period. The Executive’s rights under this Paragraph 7(e) shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980 of the Code. Nothing in this Paragraph 7(e) shall be deemed to limit in any manner the reserved right of Railway, in its sole and absolute discretion, to at any time amend, modify or terminate health, prescription or dental benefits for active or retired employees generally.

(f) Resignation After Control Change Date. In the event of a Change in Control as defined in Paragraph 7(d), thereafter, upon good reason (as defined below), Executive may, at any time during the three-year period following the Change in Control, in his sole discretion, on not less than thirty (30) days’ written notice (the “Notice of Resignation”) to the Secretary of Railway and effective at the end of such notice period, resign his employment with Railway (the “Resignation”). Within five (5) days of such a Resignation, Railway shall pay to Executive his full base salary through the effective date of such Resignation, to the extent not theretofore paid, plus a lump sum amount equal to the Special Severance Payment (computed as provided in the first sentence of Paragraph 7(e), except that for purposes of such computation all references to “Termination” shall be deemed to be references to “Resignation”). Upon Resignation of Executive, Specified Benefits to which Executive was entitled immediately prior to Resignation shall continue on the same terms and conditions as provided in Paragraph 7(e) in the case of Termination (including equivalent payments provided for therein). For purposes of this Agreement, “good reason” means any of the following:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by Section 7(a)(i), or any other action by Railway which results in a diminution or other material adverse change in such position, authority or duties;

(ii) any failure by Railway to comply with any of the provisions of Paragraph 7;

(iii) Railway’s requiring the Executive to be based at any office or location other than the location described in Section 7(a)(ii);

(iv) any other material adverse change to the terms and conditions of the Executive’s employment; or

(v) any purported termination by Railway of the Executive’s employment other than as expressly permitted by this Agreement (any such purported termination shall not be effective for any other purpose under this Agreement).

A passage of time prior to delivery of the Notice of Resignation or a failure by the Executive to include in the Notice of Resignation any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

(g) Termination for Cause After Control Change Date. Notwithstanding any other provision of this Paragraph 7, at any time after the Control Change Date, Executive may be terminated by Railway “for cause.” Cause means commission by the Executive of any felony or willful breach of duty by the Executive in the course of the Executive’s employment; except that Cause shall not mean:

(i) bad judgment or negligence;

(ii) any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of Railway or any of its affiliates (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled);

(iii) any act or omission with respect to which a determination could properly have been made by the Railway Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under Railway’s by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

(iv) any act or omission with respect to which Notice of Termination of the Executive is given, more than 12 months after the earliest date on which any member of the Railway Board, not a party to the act or omission, knew or should have known of such act or omission.

Any Termination of the Executive’s employment by Railway for Cause shall be communicated to the Executive by Notice of Termination.

(h) Expenses. If any dispute should arise under this Agreement after the Control Change Date involving an effort by Executive to protect, enforce or secure rights or benefits claimed by Executive hereunder, Railway shall pay (promptly upon demand by Executive accompanied by reasonable evidence of incurrence) all reasonable expenses (including attorneys’ fees) incurred by Executive in connection with such dispute, without regard to whether Executive prevails in such dispute except that Executive shall repay Railway any amounts so received if a court having jurisdiction shall make a final, non-appealable determination that Executive acted frivolously or in bad faith by such dispute. To assure Executive that adequate funds will be made available to discharge Railway’s obligations set forth in the preceding sentence, Railway has established a trust and upon the occurrence of a Change in Control shall promptly deliver to the trustee of such trust to hold in accordance with the terms and conditions thereof that sum which the Railway Board shall have determined is reasonably sufficient for such purpose.

(i) Prevailing Provisions. On and after the Control Change Date, the provisions of this Paragraph 7 shall control and take precedence over any other provisions of this Agreement which are in conflict with or address the same or a similar subject matter as the provisions of this Paragraph 7.

8. Mitigation and Other Employment. After a termination of Executive’s employment pursuant to Paragraph 4(d)(i) or a Change in Control as defined in Paragraph 7(d), Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and except as otherwise specifically provided in Paragraph 4(d)(ii) with respect to health and life insurance, no such other employment, if obtained, or compensation or benefits payable in connection therewith shall reduce any amounts or benefits to which Executive is entitled hereunder. Such amounts or benefits payable to Executive under this Agreement shall not be treated as damages but as severance compensation to which Executive is entitled because Executive’s employment has been terminated.
9. KCS Not an Obligor. KCS shall have no obligation for the payment of salary, benefits, or other compensation hereunder, and all such obligations shall be the sole responsibility of Railway.
10. Notice. Notices and all other communications to any party pursuant to this Agreement shall be in writing and shall be deemed to have been given when personally delivered, delivered by facsimile or deposited in the United States mail by certified or registered mail, postage prepaid, addressed, in the case of Railway, to Railway at P.O. Box 219335, Kansas City, Missouri 64121-9335,, Attention: Secretary, or, in the case of the Executive, to him at P.O. Box 219335, Kansas City, Missouri 64121-9335, or to such other address as a party shall designate by notice to the other party.
11. Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by Executive and by the President of Railway. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.
12. Successors in Interest. The rights and obligations of Railway under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Railway, regardless of the manner in which such successors or assigns shall succeed to the interests of Railway hereunder, and this Agreement shall not be terminated by the voluntary or involuntary dissolution of Railway or by any merger or consolidation or acquisition involving Railway, or upon any transfer of all or substantially all of Railway’s assets, or terminated otherwise than in accordance with its terms. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation or other person to which such assets shall be transferred. Neither this Agreement nor any of the payments or benefits hereunder may be pledged, assigned or transferred by Executive either in whole or in part in any manner, without the prior written consent of Railway.
13. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
14. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.
15. Amendment to Agreement for Code Section 409A Compliance. This Agreement may constitute a nonqualified deferred compensation plan within the meaning of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with respect to certain of its provisions. It is the intention of Executive and KCSR that in such event this Agreement satisfy the requirements of Code Section 409A so that benefits hereunder, if any, are not included in gross income under Code Section 409A (whether or not included in gross income under another Code provision). At the time of the execution of this Agreement final Treasury Regulations interpreting Code Section 409A are pending. The parties hereto agree that subsequent to the finalization of such pending Treasury Regulations, this Agreement will be amended or restated as necessary for the purpose of satisfying the requirements of Code Section 409A and until the time of such amendment or restatement, this Agreement will be interpreted and administered accordingly.
16. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the terms of Executive’s employment or severance arrangements.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 7th day of June, 2006.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:   /s/ Arthur L. Shoener
Arthur L. Shoener, President and CEO

EXECUTIVE

/s/ Patrick J. Ottensmeyer

Patrick J. Ottensmeyer

Appendix A

WAIVER AND RELEASE

In consideration of the benefits described in the Employment Agreement, I do hereby fully waive all claims and release the Kansas City Southern Railway Company (KCSR), and its affiliates, parents, subsidiaries, successors, assigns, directors and officers, fiduciaries, employees and agents, as well as any employee benefit plans (collectively “affiliates”) from liability and damages related in any way to any claim I may have against KCSR or its affiliates. This Waiver and Release includes, but is not limited to all claims, causes of action and rights under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the American with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Federal Employers Liability Act; the KCSR Labor Act, including bumping rights, rights to file a grievance, rights to a hearing (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), and any rights to arbitration thereunder; the Missouri Human Rights Act, the Kansas Act Against Discrimination, the Kansas and Missouri Workers’ Compensation acts, and all local state and federal statutes and regulations; all claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; any incentive or benefit plan or program of KCSR or any affiliate, and any rights under any collective bargaining agreement, including seniority rights, bumping rights and reinstatement rights, rights to file or assert a grievance or other complaint, rights to a hearing, or rights to arbitration under such agreement; and all rights under common law such as breach of contract, tort or personal injury of any sort.

I understand that this Waiver and Release also precludes me from recovering any relief as a result of any lawsuit, grievance or claims brought on my behalf and arising out of my employment or resignation of, or separation from employment, provided that nothing in this Waiver and Release may affect my entitlement, if any, to workers’ compensation or unemployment compensation. Additionally, nothing in this Waiver and Release prohibits me from communications with, filing a complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions. However, as stated above, this Waiver and Release does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

If any term, provision, covenant, or restriction of this Waiver and Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Waiver and Release and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. I understand and agree that, in the event of breach by me of any of the terms and conditions of this Waiver and Release, KCSR will be entitled to recover all costs and expenses as a result of my breach, including but not limited to, reasonable attorneys’ fees and costs.

I have read this Waiver and Release and I understand all of its terms. I enter into and sign this Waiver and Release knowingly and voluntarily, with full knowledge of what it means.

Date	Employee Signature Employee Name (Please Print)